Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Willie Quinn Sunesis Pharmaceuticals Inc. 650-266-3716

Sunesis Pharmaceuticals Reports Fourth Quarter and Full-Year 2018 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 4:30 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., March 7, 2019 -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the fourth quarter and year ended December 31, 2018. Loss from operations for the three months and year ended December 31, 2018 was $5.8 million and $25.7 million. As of December 31, 2018, cash and cash equivalents totaled $13.7 million. Subsequent to the end of the quarter, the company raised $20 million in gross proceeds from concurrent underwritten public offerings in January.

“We began 2019 by announcing the move into the 100 mg cohort for our Phase 1b/2 trial of vecabrutinib, an important milestone as we continue to believe that 100 – 300 mg will be the potentially therapeutic dose levels,” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “To date, we have seen an encouraging safety profile, evidence of pharmacodynamic activity and some improvements in clinical symptoms in CLL and other B cell cancer patients both with and without BTK C481 mutations. We are targeting an update on our ongoing vecabrutinib trial at the European Hematology Association Congress (EHA) in June 2019. In addition, in January, we completed an equity offering with leading biotechnology investors that extends our runway through important clinical milestones.”

Recent Highlights

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Announced Advancement into 100mg Cohort. In January 2019, the Company announced that it had opened the 100 mg cohort in the Phase 1b/2 trial of its non-covalent BTK inhibitor vecabrutinib in adults with relapsed/refractory chronic lymphocytic leukemia (CLL) and other B-cell malignancies.

The latest protocol amendment, approved by most sites in February 2019, allows for upfront enrollment of up to 6 evaluable patients into a cohort, and we have taken advantage of this to allocate additional slots for the 100mg cohort. By studying more patients and collecting more data, we can better characterize vecabrutinib’s profile at this dose level.

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Completion of $20 million Financing. In January, Sunesis announced the completion of an equity financing with net proceeds of approximately $18.4 million. The financing attracted participation from leading biotechnology investors and will allow Sunesis to advance vecabrutinib through important clinical milestones as we explore the potentially active dose levels.

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Presentation of Preliminary Data at the ASH Annual Meeting. In December 2018, Sunesis presented preliminary data from the Phase 1b/2 clinical trial of its non-covalent BTK inhibitor vecabrutinib in adults with relapsed/refractory chronic lymphocytic leukemia (CLL) and other B-cell malignancies.

Financial Highlights

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Cash and cash equivalents totaled $13.7 million as of December 31, 2018, as compared to $31.8 million as of December 31, 2017. The decrease of $18.1 million was primarily due to $24.4 million of net cash used in operating activities, partially offset by $6.3 million in net proceeds from issuance of common stock.

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Revenue was $0.2 million in 2018 as compared to $0.7 million in 2017, primarily due to deferred revenue related to the Royalty Agreement with RPI Finance Trust, which was fully amortized to revenue in March 2017.

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Research and development expense was $3.3 million and $14.6 million for the three months and year ended December 31, 2018, as compared to $3.7 million and $21.5 million for the same periods in 2017. The decreases in 2018 were primarily due to the 2017 $2.5 million Biogen payment, a $2.8 million decrease in professional services related to the 2017 vosaroxin regulatory filing with the European Medicines Agency, and a $1.8 million decrease in salary and related expenses, partially offset by an increase in clinical expenses of $0.5 million for work related to the development of vecabrutinib.

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General and administrative expense was $2.5 million and $11.3 million for the three months and year ended December 31, 2018, as compared to $2.8 million and $13.5 million for the same periods in 2017. The decreases in 2018 were primarily due to a $1.4 million decrease in professional services, a $0.5 million decrease in salary and related expenses, and a $0.3 million decrease in vosaroxin commercial expenses.

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Interest expense was $0.3 million and $1.2 million for the three months and year ended December 31, 2018, as compared to $0.3 million and $1.4 million for the same periods in 2017. The decrease in 2018 was primarily due to the decrease in the outstanding notes payable.

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Cash used in operating activities was $24.4 million for the year ended December 31, 2018, as compared to $36.1 million for the same period in 2017. Net cash used in operating activities in 2018 resulted primarily from the net loss of $26.6 million and changes in operating assets and liabilities of $0.6 million, offset by net adjustments for non-cash items of $2.8 million.

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Loss from operations was $5.8 million and $25.7 million for the three months and year ended December 31, 2018, as compared to $6.4 million and $34.4 million for the same periods in 2017.  Net loss was $6.0 million and $26.6 million for the three months and year ended December 31, 2018, as compared to $6.6 million and $35.5 million for the same periods in 2017.

Conference Call Information

Sunesis will host a conference today at 4:30 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 6225859. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing new targeted therapeutics for the treatment of hematologic and solid cancers. Sunesis has built an experienced drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase inhibitor pipeline, with an emphasis on its oral non-covalent BTK inhibitor vecabrutinib. Vecabrutinib is currently being evaluated in a Phase 1b/2 study in adults with chronic lymphocytic leukemia and other B-cell malignancies that have progressed after prior therapies. The Company’s proprietary PDK1 inhibitor SNS-510 is in preclinical development. PDK1 is a master kinase that activates other kinases important to cell growth and survival including members of the AKT, PKC, RSK, and SGK families. Sunesis is exploring strategic alternatives for vosaroxin, a late-stage investigational product for relapsed or refractory AML. Sunesis also has an interest in the pan-RAF inhibitor TAK-580 which is licensed to Takeda. TAK-580 is in a clinical trial for pediatric low-grade glioma.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to Sunesis’ cash sufficiency forecast, the continued development of vecabrutinib (SNS-062), including the timing of Phase 1b/2 trial of vecabrutinib and the therapeutic potential of vecabrutinib, further development and potential of its kinase inhibitor pipeline, and planned development of SNS-510 and TAK-580. Words such as “expect,” “look forward,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk related to the timing or conduct of Sunesis' clinical trials, including the vecabrutinib Phase 1b/2 trial, the risk that Sunesis' clinical or preclinical studies for vecabrutinib, SNS-510 or other product candidate may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, risks related to the timing or conduct of Sunesis' clinical trials, that Sunesis' development activities for vecabrutinib or SNS-510 could be otherwise halted or significantly delayed for various reasons, that Sunesis may not be able to receive regulatory approval of vecabrutinib, or SNS-510 in the U.S. or Europe, and risks related to Sunesis' ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of vecabrutinib, SNS-510 and other product candidates. These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' Annual Report on Form 10-K for the year ended December 31, 2018 and Sunesis' other filings with the Securities and Exchange Commission.  Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Note 1)
Revenue:
License and other revenue	$—	$—	$237	$669
Total revenues	—	—	237	669
Operating expenses:
Research and development	3,301	3,674	14,615	21,540
General and administrative	2,459	2,760	11,332	13,548
Total operating expenses	5,760	6,434	25,947	35,088
Loss from operations	(5,760)	(6,434)	(25,710)	(34,419)
Interest expense	(295)	(280)	(1,154)	(1,396)
Other income, net	58	91	249	357
Net loss	(5,997)	(6,623)	(26,615)	(35,458)
Unrealized gain (loss) on available-for-sale securities	—	(6)	7	15
Comprehensive loss	$(5,997)	$(6,629)	$(26,608)	$(35,443)
Basic and diluted loss per common share:
Net loss	$(5,997)	$(6,623)	$(26,615)	$(35,458)
Shares used in computing basic and diluted loss per common share	37,438	31,667	35,582	24,516
Basic and diluted loss per common share	$(0.16)	$(0.21)	$(0.75)	$(1.45)

Note 1: The consolidated statement of operations and comprehensive loss for the year ended December 31, 2017 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2018	2017
	(Unaudited)	(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$13,696	$26,977
Marketable securities	—	4,773
Prepaids and other current assets	1,504	1,183
Total current assets	15,200	32,933
Property and equipment, net	11	20
Other assets	113	1,381
Total assets	$15,324	$34,334
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,393	$1,697
Accrued clinical expense	500	767
Accrued compensation	943	1,440
Other accrued liabilities	1,091	1,570
Notes payable	7,396	7,204
Total current liabilities	11,323	12,678
Other liabilities	8	112
Total liabilities	11,331	12,790
Stockholders’ equity:
Preferred stock	20,998	20,966
Common stock	4	3
Additional paid-in capital	642,460	633,436
Accumulated other comprehensive loss	—	(7)
Accumulated deficit	(659,469)	(632,854)
Total stockholders’ equity	3,993	21,544
Total liabilities and stockholders’ equity	$15,324	$34,334

Note 2:  The consolidated balance sheet as of December 31, 2017 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.